Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS PRELIMINARY FOURTH QUARTER 2008 RESULTS AND ANNOUNCES A MANUFACTURING FOOTPRINT CONSOLIDATION PROGRAM

North Andover, MA…February 10, 2009.  Watts Water Technologies, Inc. (NYSE: WTS) today announced preliminary results for the fourth quarter ended December 31, 2008.  Sales for the fourth quarter of 2008 were $347.1 million, an increase of $1.8 million, or 0.5%, compared to the fourth quarter of 2007. Net income for the fourth quarter of 2008 was $13.7 million, or $0.37 per share, compared to net income of $21.5 million, or $0.55 per share, for the fourth quarter of 2007.  Income from continuing operations for the fourth quarter of 2008 decreased by $7.8 million, or 36%, to $13.9 million, or $0.38 per share, compared to income from continuing operations for the fourth quarter of 2007 of $21.7 million, or $0.56 per share.

Results for the fourth quarters of 2008 and 2007 include net after-tax charges of $1.7 million, or $0.05 per share, in each quarter.  The net charges in 2008 were primarily part of a previously announced 2008 reduction-in-force.   The 2007 charges were part of our global restructuring program and product line discontinuances.  The 2008 results do not include any potential goodwill impairment as discussed below.

Sales for the year ended December 31, 2008 were $1.459 billion, an increase of $77.1 million, or 6%, compared to the year ended December 31, 2007.  Net income for the year ended December 31, 2008 was $63.9 million, or $1.73 per share, compared to net income of $77.4 million, or $1.99 per share, for the year ended December 31, 2007.  Income from continuing operations for the year ended December 31, 2008 decreased by $13.0 million, or 17%, to $64.6 million, or $1.75 per share, compared to income from continuing operations for the year ended December 31, 2007 of $77.6 million, or $1.99 per share.   The 2008 results do not include any potential goodwill impairment as discussed below.

For the year ended December 31, 2008, the Company recorded a net after-tax charge of $3.9 million, or $0.10 per share, for costs related to its reduction-in-force program and its global restructuring program.  For the year ended December 31, 2007, the Company recorded an after-tax charge of $5.1 million, or $0.13 per share, for product line discontinuances and restructuring charges.

The Company is announcing a plan approved today by the Board of Directors to expand its program to consolidate the Company’s manufacturing footprint in North America and China.  The plan provides for the closure of three plants, with those operations being moved to existing facilities in either North America or China or relocation to a new central facility in the United States.

The footprint consolidation pre-tax charge will be approximately $11.7 million, including severance charges of approximately $3.2 million, relocation costs of approximately $3.3 million and asset write-downs of approximately $5.2 million. The Company also expects to record a net gain on property sales of $2.4 million.  One-time tax charges of approximately $9.3 million are also expected to be incurred as part of the building relocations.  Positions being eliminated by this consolidation will total approximately 400.  The net after tax charge for this manufacturing consolidation program is expected to be approximately $17.2 million ($4.4 million non cash), with costs being incurred through December 2009.  The Company expects to spend approximately $4.8 million in capital expenditures to consolidate operations.  The Company expects this entire project will be self-funded through net proceeds from the sale of buildings and other assets being disposed of as part of the plan.

Annual cash savings, net of tax, are estimated to be approximately $4.8 million, which is expected to be fully realized in 2010.

Patrick S. O’Keefe, Chief Executive Officer, commented, “ Market conditions require that we right size operations to realize efficiencies and cost savings.  We expect this manufacturing footprint consolidation program will streamline our costs beyond 2009.  We plan to continue to review our operational footprint and we may consider further actions in the future, if necessary.”

Commenting on fourth quarter sales, Mr. O’ Keefe noted, “The small increase in fourth quarter sales was achieved through contributions from acquisitions of $19.9 million, or 6%, offset by unfavorable changes in foreign exchange rates of $13.2 million, or 4%, a decrease of $3.2 million, or 1%, from the disposal of a business in China in October 2008, and by a decrease in organic sales of $1.7 million, or 0.5%.

“Sales in our North American segment decreased for the fourth quarter of 2008 by $10.7 million, or 5%, to $201.7 million compared to $212.4 million for fourth quarter of 2007.  This decrease was the result of a reduction in organic sales of $8.3 million, or 4%, unfavorable foreign exchange movements of $3.3 million, or 2%, associated with the weakening of the Canadian dollar versus the U.S. dollar, offset by contributions from an acquisition of $0.9 million, or 1%.

“Organic sales in our North American wholesale market for the fourth quarter of 2008 decreased 5% as compared to the fourth quarter of 2007.  Our North American home improvement retail market organic sales increased 1% for the fourth quarter of 2008 compared to the fourth quarter of 2007. The decrease in the wholesale market was primarily volume related as our customers reduced purchasing as a consequence of the U.S. recession.

“We derived 39% of our total sales for the fourth quarter of 2008 from our European segment. European sales increased $17.8 million, or 15%, to $136.1 million compared to $118.3 million for the fourth quarter of 2007.  This increase was achieved through contributions from the acquisition of Blücher Metals A/S of $19.0 million, or 16%, organic sales growth of $9.5 million, or 8%, partially offset by unfavorable foreign exchange movements associated with the weakening of the euro versus the U.S. dollar of $10.7 million, or 9%.  The organic sales increase was primarily attributable to our German operations, where we continued to experience strong demand for our product packages sold into the solar and alternative energy marketplace.

“Sales in our China segment in the fourth quarter of 2008 decreased $5.3 million, or 36%, to $9.3 million, compared to $14.6 million for the fourth quarter of 2007. This included a decrease of $3.2 million, or 21%, from the disposal of a business in October 2008 and a reduction in organic sales of $2.9 million, or 20%, partially offset by favorable foreign exchange movements associated with the strengthening of the Chinese yuan against the U.S. dollar of $0.8 million, or 5%.”

Mr. O’Keefe concluded, “Our operating income for the fourth quarter of 2008 decreased by $4.5 million, or 13%, to $30.4 million as compared to $34.9 million in the fourth quarter of 2007. The decrease resulted from organic operating earnings decreasing $3.3 million, or 10%, unfavorable foreign exchange movements of $2.0 million, or 6%, and restructuring costs increasing by $1.9 million, or 5%.  These decreases were partially offset by contributions from acquisitions and reduced operating losses due to the disposal of the business in China totaling $2.7 million, or 8%.  Operating margins in the fourth quarter of 2008 decreased by approximately 130 basis points to 8.8% as compared to 10.1% in the fourth quarter of 2007. Restructuring costs decreased operating margins in the fourth quarter of 2008 and the fourth quarter of 2007 by approximately 80 basis points and 25 basis points, respectively. Compared to last year, our operating margins were negatively impacted by product mix in the US and lower factory absorption in both the U.S. and China, offset partially by increased manufacturing efficiencies in Europe driven by higher sales.”

In November 2007, the Company’s Board of Directors authorized the repurchase of up to 3.0 million shares of the Company’s Class A common stock.  As of February 9, 2009, the Company had repurchased approximately 2.45 million shares at a total cost of $68.1 million.  As previously announced, the Company suspended the share repurchase program during the fourth quarter of 2008.

The Company generated $146.4 million in net cash provided from continuing operations for the year ended December 31, 2008, as compared to $91.7 million for the year ended December 31, 2007. Free cash flow (a non-GAAP financial measure) for the year ended December 31, 2008 was $120.9 million, compared with $54.5 million for the year ended December 31, 2007. Please refer to Table 1 at the end of this press release for a reconciliation of net cash provided by continuing operations to free cash flow. The Company's net debt to capitalization ratio (a non-GAAP financial measure) increased to 22.4% for the year ended December 31, 2008 from 13.5% in the prior year. The increase was primarily due to cash used for the purchase of Blücher in May 2008, of approximately $168 million and for the repurchase of shares costing $44.5 million during 2008.  Please refer to Table 2 at the end of this press release for a reconciliation of long-term debt (including current portion) to net debt and net debt to capitalization ratio.

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we sometimes use non-GAAP financial measures, such as free cash flow and the net debt to capitalization ratio, that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP items, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for changes in cash and cash equivalents prepared in accordance with GAAP.

Potential Goodwill Impairment

It is probable that the Company’s goodwill related to the Water Quality reporting unit will be determined to be impaired in whole or in part and that a non-cash charge will be required that will reduce reported net income and net income per share for the fourth quarter and for 2008.  The Water Quality reporting unit has approximately $22 million in goodwill.  Management has estimated the impairment to the reporting unit's goodwill is likely to range from $0 to approximately $22 million. The final analysis is expected to be completed in late February.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss fourth quarter results for 2008 on Tuesday, February 10, 2009, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until February 10, 2010.

The Company's 2009 Annual Meeting of Stockholders will be held at 10:00 a.m. on Wednesday, May 13, 2009 at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  the current economic and financial crisis, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, shortages in and pricing of raw materials and supplies, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
STATEMENTS OF INCOME

Net sales	$347.1	$345.3	$1,459.4	$1,382.3

Income from continuing operations	$13.9	$21.7	$64.6	$77.6
Loss from discontinued operations	(0.2)	(0.2)	(0.7)	(0.2)
Net income	$13.7	$21.5	$63.9	$77.4

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	36.7	38.8	36.8	39.0

Income (loss) per Share:
Continuing operations	$0.38	$0.56	$1.75	$1.99
Discontinued operations	-	(0.01)	(0.02)	(0.01)
Net income	$0.37	$0.55	$1.73	$1.99

Cash dividends per share	$0.11	$0.10	$0.44	$0.40

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in millions, except share information)
(Unaudited)

	December 31,	December 31,
ASSETS	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$165.6	$290.3
Investment securities	-	22.0
Trade accounts receivable, less allowance for doubtful accounts of $12.2 million and $14.9 million at December 31, 2008 and 2007, respectively	221.3	235.7
Inventories, net:
Raw materials	107.9	108.9
Work in process	46.2	45.7
Finished goods	184.9	187.0
Total Inventories	339.0	341.6
Prepaid expenses and other assets	14.6	18.6
Deferred income taxes	43.4	38.1
Assets of discontinued operations	11.6	10.4
Total Current Assets	795.5	956.7

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	465.4	437.4
Accumulated depreciation	(228.0)	(213.7)
Property, plant and equipment, net	237.4	223.7

OTHER ASSETS:
Goodwill	453.2	385.8
Long-term investment securities	8.3	17.0
Intangible assets, net	174.6	134.0
Other, net	8.9	12.1
TOTAL ASSETS	$1,677.9	$1,729.3

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$115.2	$108.0
Accrued expenses and other liabilities	103.5	113.6
Accrued compensation and benefits	41.6	38.2
Current portion of long-term debt	4.5	1.3
Liabilities of discontinued operations	29.7	28.6
Total Current Liabilities	294.5	289.7

LONG-TERM DEBT, NET OF CURRENT PORTION	409.8	432.2
DEFERRED INCOME TAXES	43.2	42.9
OTHER NONCURRENT LIABILITIES	70.6	45.6
MINORITY INTEREST	-	3.4

STOCKHOLDERS' EQUITY:
Preferred Stock, $.10 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Class A Common Stock, $.10 par value; 80,000,000 shares authorized; 1 vote per share; issued and outstanding: 29,250,175 shares and 30,600,056 shares at December 31, 2008 and 2007, respectively	2.9	3.1
Class B Common Stock, $.10 par value; 25,000,000 shares authorized; 10 votes per share; issued and outstanding: 7,293,880 shares at December 31, 2008 and 2007, respectively	0.7	0.7
Additional paid-in capital	386.9	377.6
Retained earnings	469.1	465.4
Accumulated other comprehensive income	0.2	68.7
Total Stockholders' Equity	859.8	915.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,677.9	$1,729.3

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$347.1	$345.3	$1,459.4	$1,382.3
Cost of goods sold	229.7	223.4	971.0	920.7
GROSS PROFIT	117.4	121.9	488.4	461.6
Selling, general & administrative expenses	84.3	85.8	360.2	332.7
Restructuring and other charges	2.7	1.2	5.6	3.2
OPERATING INCOME	30.4	34.9	122.6	125.7
Other (income) expense:
Interest income	(0.7)	(3.6)	(5.1)	(14.5)
Interest expense	6.3	7.1	26.2	26.9
Minority interest	-	(0.9)	(1.9)	(2.8)
Other	4.8	0.6	9.1	2.3
	10.4	3.2	28.3	11.9
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20.0	31.7	94.3	113.8
Provision for income taxes	6.1	10.0	29.7	36.2

INCOME FROM CONTINUING OPERATIONS	13.9	21.7	64.6	77.6
Loss from discontinued operations, net of taxes	(0.2)	(0.2)	(0.7)	(0.2)

NET INCOME	$13.7	$21.5	$63.9	$77.4

BASIC EPS
Income (loss) per share:
Continuing operations	$0.38	$0.56	$1.76	$2.01
Discontinued operations	-	(0.01)	(0.02)	(0.01)
NET INCOME	$0.38	$0.56	$1.74	$2.00
Weighted average number of shares	36.5	38.5	36.6	38.6

DILUTED EPS
Income (loss) per share:
Continuing operations.	$0.38	$0.56	$1.75	$1.99
Discontinued operations	-	(0.01)	(0.02)	(0.01)
NET INCOME	$0.37	$0.55	$1.73	$1.99
Weighted average number of shares	36.7	38.8	36.8	39.0

Dividends per share	$0.11	$0.10	$0.44	$0.40

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in millions)
(Unaudited)

Net Sales

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

North America	$201.7	$212.4	$866.2	$871.0
Europe	136.1	118.3	546.0	452.6
China	9.3	14.6	47.2	58.7
Total	$347.1	$345.3	$1,459.4	$1,382.3

Operating Income

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

North America	$18.3	$29.3	$89.8	$93.3
Europe	17.1	12.5	65.7	53.6
China	0.9	1.1	(5.7)	7.9
Corporate	(5.9)	(8.0)	(27.2)	(29.1)
Total	$30.4	$34.9	$122.6	$125.7

Intersegment Sales

	Fourth Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

North America	$1.5	$1.4	$6.4	$6.6
Europe	1.3	1.3	6.4	6.0
China	34.8	33.1	133.1	137.1
Total	$37.6	$35.8	$145.9	$149.7

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

TABLE 1
RECONCILIATION OF NET CASH PROVIDED BY CONTINUING OPERATIONS TO FREE CASH FLOW
(Amounts In Millions)
(Unaudited)

	Year Ended
	December 31,	December 31,
	2008	2007

Net cash provided by continuing operations	$146.4	$91.7
Less: additions to property, plant, and equipment	(26.6)	(37.8)
Plus: proceeds from the sale of property, plant, and equipment	1.1	0.6
Free cash flow	$120.9	$54.5

TABLE 2
RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO
(Dollars In Millions)
(Unaudited)

	December 31,	December 31,
	2008	2007

Current portion of long-term debt	$4.5	$1.3
Plus: Long-term debt, net of current portion	409.8	432.2
Less: Cash and cash equivalents	(165.6)	(290.3)
Net debt	$248.7	$143.2

Net debt	$248.7	$143.2
Plus: Total stockholders' equity	859.8	915.5
Capitalization	$1,108.5	$1,058.7

Net Debt to Capitalization Ratio	22.4%	13.5%